Exhibit 4.2

WARRANT AGREEMENT

WARRANT AGREEMENT, dated as of this 13th day of December, 2004, by and among MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“MIS”), MAGNETECH INTEGRATED SERVICES CORP., an Indiana corporation newly formed to own 100% of MIS (the “Company”) and STRASBOURGER PEARSON TULCIN WOLFF INCORPORATED, a New York corporation (the “Placement Agent”).

WITNESSETH

WHEREAS, in connection with the Financings of Series A Stock and Common Stock (the “Warrants”), the Company may cause to be issued up to 4,500,000 Warrants to purchase shares of common stock in the Company; and

WHEREAS, the Company will act as warrant agent in connection with the issuance, registration, transfer and exchange of the Warrants, the issuance of certificates representing the Warrants, the exercise of the Warrants, and the rights of the holders thereof (in such capacity, the Company or any successor warrant agent being referred to herein as the “Warrant Agent”);

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the certificates representing the Warrants and the respective rights and obligations thereunder of the Company, the holders of certificates representing the Warrants and the Warrant Agent, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

(a)  “Common Stock” shall mean stock of the Company of any class, whether now or hereafter authorized, which has the right to participate in the distributions of earnings and assets of the Company without limit as to amount or percentage, which at the date of the formation of the Company consists of 200,000,000 authorized shares of Common Stock.

(b)  “Corporate Office” shall mean the office of the Warrant Agent (or its successor) at which at any particular time its principal business shall be administered, which office is located at 1125 S. Walnut St., South Bend, Indiana 46619.

(c)  “Exercise Date” shall mean, as to any Warrant, the date on which the Warrant Agent shall have received both (a) the certificate representing such Warrant (the “Warrant Certificate”), with the exercise form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, and (b) if payment is to be made in cash, cash or an official bank or certified check made payable to the Company, of an amount in lawful money of the United States of America equal to the Exercise Price.

(d)  “Exercise Price” shall mean the purchase price to be paid upon exercise of each War-rant in accordance with the terms hereof, which price shall be 0.0001 cents per share, subject to adjustment from time to time pursuant to the provisions of Section 8 hereof and subject further to the Company’s right to reduce the Exercise Price upon notice to all Registered Holders.

(e)  “Financings” shall mean the bridge financing from the sale of shares of Series A Stock and the subsequent private placement offering.

(f)  “Initial Warrant Exercise Date” shall mean December 13, 2004.

(g)  “Registered Holder” shall mean the person in whose name any certificate representing Warrants shall be registered on the books maintained by the Warrant Agent pursuant to Section 6.

(h)  “Series A Stock” shall mean the Series A Convertible Redeemable Preferred Stock issued by MIS.

(i)  “Transfer Agent” shall mean the Company or any authorized successor transfer agent, as such.

(j)  “Warrant Expiration Date” shall mean 5.00 P.M. (New York time) on December 13, 2014; provided that if such date shall in the State of New York be a holiday or a day on which banks are authorized to close, then 5:00 P.M. (New York time) on the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close. Upon notice to all warrantholders the Company shall have the right to extend the Warrant Expiration Date.

(k)  “Warrant Shares” shall mean the shares of Common Stock deliverable upon exercise of the Warrants, as adjusted from time to time.

SECTION 2.  WARRANTS AND ISSUANCE OF WARRANT CERTIFICATES.

(a)  A Warrant shall initially entitle the Registered Holder of the Warrant Certificate representing such Warrant to purchase one share of Common Stock upon the exercise thereof, in accordance with the terms hereof, subject to modification and adjustment as provided in Section 8.

(b)  From time to time, up to the Warrant Expiration Date, the Transfer Agent shall execute and deliver stock certificates in required whole number denominations representing up to an aggregate of 4,500,000 shares of Common Stock, subject to adjustment as described in Section 8 hereof, upon the exercise of Warrants in accordance with this Agreement.

(c)  From time to time, up to the Warrant Expiration Date, the Warrant Agent shall execute and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement; provided that no Warrant Certificates shall be issued except (i) those initially issued hereunder, (ii) those issued on or after the Initial Warrant Exercise Date, upon the exercise of fewer than all Warrants represented by any Warrant Certificate, to evidence any unexercised Warrants held by the exercising Registered Holder, (iii) those issued upon any transfer or exchange pursuant to Section 6; (iv) those issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Section 7; and (v) at the option of the Company, in such form as may be approved by the its Board of Directors, to reflect (a) any adjustment or change in the Exercise Price or the number of shares of Common Stock purchasable upon exercise of the Warrants, made pursuant to Section 8 hereof and (b) other modifications approved in accordance with Section 15 hereof.

SECTION 3.  FORM AND EXECUTION OF WARRANT CERTIFICATES.

(a)  The Warrant Certificates shall be substantially in the folio annexed hereto as Exhibit A (the provisions of which are hereby incorporated herein) and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed, engraved or typed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to usage. The Warrant Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen, or destroyed Warrant Certificates) and issued in registered form. Warrants shall be numbered serially with the letters MIH.

(b)  Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President or any Vice President and by its Chief Financial Officer, Secretary or an Assistant Secretary, by manual signatures or by facsimile signatures printed thereon. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before the date of issuance of the Warrant Certificates and issue and delivery thereof, such Warrant Certificates may nevertheless be issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company. After execution by the Company, Warrant Certificates shall be delivered by the Warrant Agent to the Registered Holder.

SECTION 4.  EXERCISE.

(a)  Each Warrant may be exercised by the Registered Holder thereof at any time on or after the Initial Warrant Exercise Date, but not after the Warrant Expiration Date, upon the terms and subject to the conditions set forth herein and in the applicable Warrant Certificate. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date and the person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the holder upon exercise thereof as of the close of business on the Exercise Date. As soon as practicable on or after the Exercise Date the Warrant Agent shall deposit the proceeds received from the exercise of a Warrant, and promptly after clearance of checks received in payment of the Exercise Price pursuant to such Warrants, cause to be issued and delivered by the Transfer Agent, to the person or persons entitled to receive the same, a certificate or certificates for the securities deliverable upon such exercise (plus a certificate for any remaining unexercised Warrants of the Registered Holder).

Notwithstanding the foregoing, in the case of payment made in the form of a check drawn on an account of the Placement Agent or such other investment banks and brokerage houses as the Company shall approve, certificates shall immediately be issued without any delay. Upon the exercise of any Warrant and clearance of the funds received, the Warrant Agent shall promptly remit the payment received for the Warrant to the Company or as the Company may direct in writing.

(b)  The Registered Holder may, at its option, exchange this Warrant on a cashless basis, in whole or in part (a “Warrant Exchange”), into the number of Warrant Shares determined in accordance with this Section (4)(b), by surrendering the Warrant Certificate at the principal office of the Company or at the office of its stock transfer agent, accompanied by an irrevocable notice stating such Registered Holder’s intent to effect such exchange; the number of Warrant Shares to be exchanged and the date of the notice of such intent to exchange (the “Notice of Exchange”). The Registered Holder may send a Notice of Exchange to the Company prior to the Initial Warrant Exercise Date. The Warrant Exchange shall take place on the date specified in the Notice of Exchange or, if later, the date the Notice of Exchange is received by the Company (the “Exchange Date”). Certificates for the shares issuable upon such Warrant Exchange and, if applicable, a new warrant of like tenor evidencing the balance of the shares remaining subject to such Warrant, shall be issued as of the Exchange Date and delivered to the Registered Holder as soon as is reasonably practicable following the Exchange Date. In connection with any Warrant Exchange, a Warrant shall represent the right to subscribe for and acquire the number of Warrant Shares (rounded to the next highest integer) equal to (i) the number of Warrant Shares specified by the Registered Holder in its Notice of Exchange (the “Total Number”) less (ii) the number of Warrant Shares equal to the quotient obtained by dividing (A) the product of the Total Number and the existing Exercise Price by (B) the current market value of a share of Common Stock. Current market value shall have the meaning set forth Section (8)(i) hereof, except that for purposes hereof, the date of exercise, as used in such Section (8)(i) hereof, shall mean the date of the Notice of Exchange.

(c)  The holders of the Notes may at any time prior to the Maturity Date present the Notes to the Company in payment of the Exercise Price of all or any portion of the Warrants.

SECTION 5.  RESERVATION OF SHARES; LISTING; PAYMENT OF TAXES; ETC.

(a)  The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exercise of Warrants, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Warrants and payment of the Exercise Price shall, at the time of delivery, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Company shall promptly pay or discharge).

(b)  The Company will use reasonable efforts to obtain appropriate approvals or registrations under state “blue sky” securities laws with respect to the exercise of the Warrants; provided, however, that the Company shall not be obligated to file any general consent to service of process or qualify as a foreign corporation in any jurisdiction. With respect to any such securities laws, however, Warrants may not be exercised by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise would be unlawful.

(c)  The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of Warrants, or the issuance or delivery of any shares upon exercise of the Warrants; provided, however, that if the shares of Common Stock are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of transfer taxes or charges incident thereto, if any.

(d)  The Warrant Agent is hereby irrevocably authorized to requisition the Company’s Transfer Agent from time to time for certificates representing shares of Common Stock required upon exercise of the Warrants, and the Company will authorize the Transfer Agent to comply with all such proper requisitions.

SECTION 6.  EXCHANGE AND REGISTRATION OF TRANSFER.

Subject to the restrictions on transfer contained in the Warrant Certificates and the Stock Purchase Agreements between the Company and the investors in the pre-bridge and bridge financings:

(a)  Warrant Certificates may be exchanged for other Warrant Certificates representing an equal aggregate number of Warrants of the same class or may be transferred in whole or in part. Warrant Certificates to be exchanged shall be surrendered to the Warrant Agent at its Corporate Office, and upon satisfaction of the terms and provisions hereof, the Company shall execute, and the Warrant Agent shall countersign, issue and deliver in exchange therefor the Warrant Certificate or Certificates which the Registered Holder making the exchange shall be entitled to receive.

(b)  The Warrant Agent shall keep at its office books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates and the transfer thereof in accordance with its regular practice. Upon due presentment for registration of transfer of any Warrant Certificate at its office, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Warrants.

(c)  With respect to all Warrant Certificates presented for registration of transfer, or for exchange or exercise, the exercise form on the reverse thereof shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer and subscription, in form satisfactory to the Company, duly executed by the Registered Holder or his attorney-in-fact duly authorized in writing.

(d)  The Company may require payment by such holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

(e)  All Warrant Certificates surrendered for exercise or for exchange in case of mutilated Warrant Certificates shall be promptly canceled by the Warrant Agent and thereafter retained by the Warrant Agent until termination of this Agreement or resignation of the Warrant Agent, or disposed of or destroyed, at the direction of the Company.

(f)  Prior to due presentment for registration of transfer thereof, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof and of each Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

SECTION 7.  LOSS OR MUTILATION.

Upon receipt by the Company and the Warrant Agent of evidence satisfactory to them of the ownership of and loss, theft, destruction or mutilation of any Warrant Certificate and (in case of loss, theft or destruction) of indemnity satisfactory to them, and (in the case of mutilation) upon surrender and cancellation thereof, the Company shall execute and the Warrant Agent shall (in the absence of notice to the Company and/or Warrant Agent that the Warrant Certificate has been acquired by a bona fide purchaser) countersign and deliver to the Registered Holder in lieu thereof a new Warrant Certificate of like tenor representing an equal aggregate number of Warrants. Applicants for a substitute Warrant Certificate shall comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

SECTION 8.  ANTI-DILUTION PROVISIONS.

The Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Warrants shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a)  In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

(b)  Subject to the provisions of Subsection (k) below, in case the Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the “Subscription Price”) (or having a conversion price per share) less than the current market price on such record date or less than the Exercise Price on such record date, the Exercise Price shall be adjusted so that the same shall equal the lower of (i) the price determined by multiplying the Exercise Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding (as defined below) on the record date mentioned below and (y) the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and the denominator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding on such record date and (y) the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible) or (ii) in the event the Subscription Price is equal to or higher than the current market price but is less than the Exercise Price, the price determined by multiplying the Exercise Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be the sum of the (x) number of Common Stock Equivalents Outstanding on the record date mentioned below and (y) the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at the Exercise Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding on the record date mentioned below and (y) the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). For purposes of this Section 8, “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (1) all shares of Common Stock of the Company that are outstanding at the time in question, plus (2) all shares of Common Stock of the Company issuable, directly or indirectly, upon conversion of all shares of preferred stock or other stock or other securities convertible into or exchangeable, directly or indirectly, for shares of Common Stock without the payment of additional consideration (“Convertible Securities”) that are outstanding at the time in question. Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

(c)  In case the Company shall hereafter distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (a) above) or subscription rights or warrants (excluding those referred to in Subsection (b) above), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be (x) the total number of Common Stock Equivalents Outstanding multiplied by the current market price per share of Common Stock, less (y) the fair market value (as determined by the Company’s Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of Common Stock Equivalents Outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

(d)  Subject to the provisions of Subsection (k) below, in case the Company shall hereafter issue shares of its Common Stock (excluding shares (i) issued in any of the transactions described in Subsections (a), (b) or (e), (ii) issued to shareholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (iii) issued in a bona fide public offering pursuant to a firm commitment underwriting, (iv) issued in connection with an acquisition of a business or technology which has been approved by a majority of the Company’s non-employee directors, (v) issued in connection with the payment of interest or dividends with respect to any securities issued to investors or placement agents and/or their designees in connection with the Financings or upon conversion or exercise of such securities, or (vi) issued upon exercise of options, warrants, convertible securities and convertible debentures) for a consideration per share (the “Offering Price”) less than either the current market price or less than the Exercise Price, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the lower of (i) the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding immediately prior to the issuance of such additional shares and (y) the number of shares of Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price per share of Common Stock, and the denominator of which shall be the number of Common Stock Equivalents Outstanding immediately after the issuance of such additional shares or (ii) in the event the Offering Price is equal to or higher than the current market price per share but less than the Exercise Price, the price determined by multiplying the Exercise Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be (x) the number of Common Stock Equivalents Outstanding immediately prior to the issuance of such additional shares and (y) the number of shares of Common Stock which the aggregate consideration received (determined as provided in Subsection (h) below) for the issuance of such additional shares would purchase at the Exercise Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the number of Common Stock Equivalents Outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made, and too the extent that shares of Common Stock (or securities convertible into Common Stock), expire, are cancelled or are redeemed after their issuance, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of convertible securities been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually issued.

(e)  Subject to the provisions of Subsection (k) below, in case the Company shall hereafter issue any securities convertible into or exercisable or exchangeable for its Common Stock (excluding (1) securities issued in transactions described in Subsections (b), (c) and (d)(i) through (vii), (ii) options granted to the Company’s officers, directors, employees and consultants under a plan or plans adopted by the Company’s Board of Directors, if such options would otherwise be included in this Subsection (e) (but only to the extent that the aggregate number of shares issuable upon exercise of the options excluded hereby and issued after the date hereof, shall not exceed 10% of the Company’s Common Stock outstanding, on a fully diluted basis, at the time of any issuance unless such excess issuances are approved by the non-employee members of the Company’s Board of Directors or by a committee comprised of a majority of non-employee directors) and (iii) options, warrants, convertible securities and convertible debentures outstanding as of the date hereof or upon issuance, or subsequent exercise or conversion of, or in connection with the payment of in kind interest or dividends with respect to, any securities issued to investors or the placement agents and/or their designees in connection with the Bridge or upon conversion or exercise of such securities) for a consideration per share of Common Stock (the “Exchange Price”) initially deliverable upon conversion, exercise or exchange of such securities (determined as provided in Subsection (h) below) less than the current market price or less than the Exercise Price, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the lower of (i) the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding immediately prior to the issuance of such securities and (y) the number of shares of Common Stock which the aggregate consideration paid for such securities (plus the aggregate exercise price if such convertible securities are options or warrants) would purchase at such current market price per share of Common Stock, and the denominator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding immediately prior to such issuance and (y) the maximum number of shares of Common Stock of the Company deliverable upon conversion, exercise or exchange of such securities at the initial Exchange Price or (ii) in the event the Exchange Price is equal to or higher than the current market price per share but less than the Exercise Price, the price determined by multiplying the Exercise Price in effect immediately prior to the date of issuance by a fraction, the numerator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding immediately prior to the issuance of such securities and (y) the number of shares of Common Stock which the aggregate consideration received (determined as provided in Subsection (h) below) for such securities would purchase at the Exercise Price in effect immediately prior to the date of such issuance, and the denominator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding immediately prior to the issuance of such securities and (y) the maximum number of shares of Common Stock of the Company deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made; and to the extent that shares of Common Stock are not delivered after the expiration of such securities the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such securities been made upon the basis of delivery of only the number of shares of Common Stock actually delivered.

(f)  Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to Subsections (a), (b), (c), (d) and (e) above or (k) below, the number of shares of Common Stock purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of shares of Common Stock initially issuable upon exercise of this Warrant by the Exercise Price in effect immediately prior to the adjustment and dividing the product so obtained by the Exercise Price, as adjusted.

(g)  No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one cents ($0.01) in such price; provided, however, that any adjustments which by reason of this Section 8 are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder;

(h)  For purposes of any computation respecting consideration received pursuant to Subsections (d) and (e) above, the following shall apply:

(A)  in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(B)  in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

(C)  in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this Subsection (h)).

(i)  For the purpose of any computation under Subsections (b), (c), (d) and (e) above, the current market price per share of Common Stock at any date shall be deemed to be the higher of (i) the average of the prices for thirty (30) consecutive business days before such date, or (ii) the average of the prices for five (5) consecutive business days immediately preceding such date determined as follows:

(A)  If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq Stock Market (“Nasdaq”), the current market value shall be the last reported sale price of the Common Stock on such exchange or market on such trading day or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange or market;

(B)  If the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded in the over-the-counter market, the current market value shall be the mean of the average of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. for such trading day; or

(C)  If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors of the Company.

(j)  All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 8 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price, in addition to those required by this Section 8, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Company shall not result in any Federal Income tax liability to the holders of Common Stock or securities convertible into Common Stock (including the notes issued in the Financings and the Warrants).

(k)  Notwithstanding the provisions of this Section 8, in the event that the Company shall at any time prior to the first anniversary of the Initial Warrant Exercise Date issue securities under Subsections (b), (d) or (e) (but subject to the exemptions specified therein other than clause (iii) of Subsection (d) having an Offering Price, Subscription Price or Conversion Price less than the Exercise Price (whether initially or due to provisions in such securities requiring price reductions as a result of anti-dilution adjustments, the passage of time, “discount to market” or similar provisions), then the Exercise Price shall be immediately reset to equal such lower Offering Price, Subscription Price or Conversion Price.

(l)  In the event that at any time, as a result of an adjustment made pursuant to Subsection (a) above, the Holder of this Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (a) to (k), inclusive above.

(m)  In case of any reclassification or capital reorganization, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification or capital reorganization) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of this Warrant shall have the right thereafter upon conversion of this Warrant in accordance with the provisions of this Section 8, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been received upon conversion of this Warrant immediately prior to such reclassification, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the holder of this Warrant at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities, cash or properties as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The above provisions of this paragraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(n)  The Company shall promptly give written notice of any adjustment under this Section 8 to the Warrant Agent (if other than the Company), the Placement Agent and each Registered Holder of the Warrants.

SECTION 9.  REGISTRATION UNDER THE SECURITIES ACT OF 1933.

The Company agrees to register the Warrant Shares for resale under the Securities Act on the terms and subject to the conditions set forth in Section 1.2 of the Registration Rights Agreement between the Company and each of the investors in the Private Placement Offering.

SECTION 10.  FRACTIONAL WARRANTS AND FRACTIONAL SHARES.

If the number of shares of Common Stock purchasable upon the exercise of each Warrant is adjusted pursuant to Section 8 hereof, the Company shall nevertheless not be required to issue fractions of shares, upon exercise of the Warrants or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an, amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

(a)  If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on Nasdaq, the current market value shall be the average of the last reported sale prices of the Common Stock on such exchange for the 10 trading days prior to the date of exercise of this Warrant; provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day’s market value shall be the average of the closing bid and asked prices for such day on such exchange or system; or

(b)  If the Common Stock is listed in the over-the-counter market (other than on Nasdaq) or admitted to unlisted trading privileges, the current market value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. for the 10 trading days prior to the date of the exercise of this Warrant; or

(c)  If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount determined in a reasonable manner by the Board of Directors of the Company.

SECTION 11.  WARRANT HOLDERS NOT DEEMED STOCKHOLDERS.

No holder of Warrants shall, as such, be entitled to vote or to receive dividends or be deemed the holder of Common Stock that may at any time be issuable upon exercise of such Warrants for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the holder of Warrants, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until such Holder shall have exercised such Warrants and been issued shares of Common Stock in accordance with the provisions hereof.

SECTION 12.  RIGHTS OF ACTION.

All rights of action with respect to this Agreement are vested in the respective Registered Holders of the Warrants, and any Registered Holder of a Warrant, without consent of the Warrant Agent or of the holder of any other Warrant, may, on his own behalf and for his own benefit, enforce against the Company his right to exercise his Warrants for the purchase of shares of Common Stock in the manner provided in the Warrant Certificate and this Agreement.

SECTION 13.  AGREEMENT OF WARRANT HOLDERS.

Every holder of a Warrant, by his acceptance thereof, consents and agrees with the Company, the Warrant Agent and every other holder of a Warrant that:

(a)  The Warrants are transferable only on the registry books of the Warrant Agent by the Registered Holder thereof in person or by his attorney duly authorized in writing and only if the Warrant Certificates representing such Warrants are surrendered at the office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer satisfactory to the Warrant Agent and the Company in their sole discretion, together with payment of any applicable transfer taxes; and

(b)  The Company may deem and treat the person in whose name the Warrant Certificate is registered as the holder and as the absolute, true and lawful owner of the Warrants represented thereby for all purposes, and the Company shall not be affected by any notice or knowledge to the contrary, except as otherwise expressly provided in Section 7 hereof.

SECTION 14.  CANCELLATION OF WARRANT CERTIFICATES.

If the Company shall purchase or acquire any Warrant or Warrants, the Warrant Certificate or Warrant Certificates evidencing the same shall thereupon be canceled by it and retired. The Warrant Agent shall also cancel Common Stock following exercise of any or all of the Warrants represented thereby or delivered to it for transfer, splitup, combination or exchange.

SECTION 15.  MODIFICATION OF AGREEMENT.

The parties hereto may by supplemental agreement make any changes or corrections in this Agreement (i) that it shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; (ii) to reflect an increase in the number of Warrants which are to be governed by this Agreement resulting from an increase in the size of the Financings; or (iii) that it may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of Warrant Certificates; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any material respect except with the consent in writing of the Company, the Placement Agent and the holders of at least a majority of the outstanding Warrants except that nothing shall prevent the Company and a Registered Holder from consenting to modifications to this Agreement which affect or are applicable to such Registered Holder only.

SECTION 16.  NOTICES.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first class registered or certified mail, postage prepaid as follows: if to the Registered Holder of a Warrant Certificate, at the address of such holder as shown on the registry books maintained by the Warrant Agent; if to the Company, at 1125 S. Walnut St, South Bend, Indiana 46619, Attention: John Martell; if to the Warrant Agent, at its Corporate Office and if to the Placement Agent, at 33 Whitehall Street, 17’ Floor, New York, New York 10004, Attention-

SECTION 17.  GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 18.  BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent (and their respective successors and assigns) and the holders from time to time of Warrant Certificates. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation.

SECTION 19.  TERMINATION.

This Agreement shall terminate on the earlier to occur of (i) the close of business on the second day following the Warrant Expiration Date; or (ii) the date upon which all Warrants have been exercised.

SECTION 20.  COUNTERPARTS.

This Agreement may be executed in several counterparts, which taken together shall constitute a single document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MAGNETECH INDUSTRIAL SERVICES, INC.

By:	/s/ John A. Martell
Name:	John A. Martell
Title:	President

MAGNETECH INTEGRATED SERVICES, CORP.

By:	/s/ John A. Martell
Name:	John A. Martell
Title:	President and Chief Executive Officer

STRASBOURGER PEARSON TULCIN WOLFF INCORPORATED

By:	/s/ Michael Schumacher
Name:	Michael Schumacher
Title:	Presidnet

NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO, OR (2) RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.

THE WARRANTS ARE SUBJECT TO REDEMPTION BY THE COMPANY UNDER CERTAIN CIRCUMSTANCES DESCRIBED IN THE WARRANT AGREEMENT.

No. MH ______	__________ Warrants
VOID AFTER DECEMBER 13, 2014

WARRANT CERTIFICATE FOR PURCHASE OF COMMON STOCK

MAGNETECH INTEGRATED SERVICES CORP.

This certifies that FOR VALUE RECEIVED Strasbourger Pearson Tulcin Wolff Inc., or registered assigns (the “Registered Holder”) is the owner of the number of Warrants (“Warrants”) specified above. Each Warrant initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate and the Warrant Agreement (as hereinafter defined), one fully paid and no assessable share of common stock (“Common Stock”) of Magnetech Industrial Holdings, Inc., an Indiana corporation (the “Company”), at any time commencing on the Initial Exercise Date (as defined in the Warrant Agreement) and prior to the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Exercise Form on the reverse hereof duly executed, at the corporate office of the Company, as warrant agent, or its successor (the “Warrant Agent”), accompanied by payment of an amount equal to 0.01 cents per share for each Warrant (the “Exercise Price”) in lawful money of the United States of America in cash or by official bank or certified check made payable to Magnetech Integrated Services Corp. The Company may, at its election, reduce the Exercise Price.

This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the “Warrant Agreement”), dated December 13, 2004 between the Company and Strasbourger Pearson Tulcin Wolff Incorporated.

In the event of certain contingencies provided for in the Warrant Agreement, the Exercise Price or the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

The term “Expiration Date” shall mean 5:00 P.M. (New York time) on December 13, 2014. If such date shall in the State of New York be a holiday or a day on which the banks are authorized to close, then the Expiration Date shall mean 5:00 P.M. (New York time) the next following day which in the Sate of New York is not a holiday or a day on which banks are authorized to close. The Company may, at its election, extend the Expiration Date.

This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender. Upon due presentment with any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any of the rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

Prior to due presentment for registration of transfer hereof, the Company may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company) for all purposes and shall not be affected by any notice to the contrary.

This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the date set forth above.

MAGNETECH INTEGRATED SERVICES CORP.
Dated:	December 13, 2005
		By:	/s/ John A. Martell
		Name:	John A. Martell
		Title:	President and Chief Executive Officer

JOINDER AGREEMENT

for

WARRANT AGREEMENT

THIS JOINDER AGREEMENT (“Agreement”) is entered into as of December 13, 2004 (the “Effective Date”) by and among the transferees (the “Transferees”) set forth on the signature page hereto, Magnetech Industrial Services, Inc. (“MIS”) and Magnetech Integrated Services Corp. (the “Company”).

WHEREAS, the Warrant Agreement among Strasbourger Pearson Tulcin Wolff Inc. (the “Placement Agent”) and MIS and the Company sets forth and describes the rights and obligations with respect to, among other things, the issuance of common stock purchase warrants (“Warrants”) to the Placement Agent; and

WHEREAS, in connection with the transfer and reissuance of such common stock purchase warrants to the Transferees, all of the parties desire the Transferees to become parties to the Warrant Agreement;

NOW THEREFORE, in consideration of the foregoing and of the representations, warranties and covenants set forth in the Warrant Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Joinder

. The Transferees are hereby added as, and each of them shall be deemed a party to, the Warrant Agreement, bound by all the provisions thereof, subject to all the obligations therein imposed on the Placement Agent, and entitled to all the rights therein granted to the Placement Agent.

2.  Successors and Assigns

. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.  Notices

. All notices, requests, demands and other communications required or permitted to be given to be given under the Warrant Agreement shall be given to the Transferees at the addresses set forth in their respective Investor Questionnaires previously delivered to the Company.

4.  Governing Law

. This Agreement shall be construed, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws of the State of New York.

5.  Captions, Definitions

. The captions to this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or any part hereof, nor in any way affect this Agreement or any part hereof. Capitalized terms not defined herein shall have the meanings given to them in the Warrant Agreement.

6.  Effective Date

. This Agreement shall be effective as of the Effective Date.

7.  Counterparts

. This Agreement may be executed in several counterparts, which together shall constitute a single document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Magnatech Industrial Services, Inc.

By: /s/ John A. Martell
Name: John A. Martell
Title: President and Chief Executive Officer

By: Signatories [see attached Exhibit 1]
Name:
Title:

Magnatech Integrated Services Corp.

By: /s/ John A. Martell
Name: John A. Martell
Title: President and Chief Executive Officer

Exhibit 1

Schedule to Form of Warrant Certificate
and Joinder Agreement

Recipients of Warrants

Certificate Number	Date	Recipient	Number of Warrants
1	12/13/04	Ron Moeschetta	600,000
2	12/13/04	Andy Gonchar	600,000
3	12/13/04	P. Tony Polyviou	600,000
4	12/13/04	Donna D. Kress	750,000
5	12/13/04	Phoenix Holdings Inc.	1,950,000
		Total	4,500,000